EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-59374 of Lear Corporation on Form S-4 of our report dated August 21, 1998 on the financial statements of the Seating Business, formerly of the Delphi Interior Systems Division of Delphi Automotive Systems Corporation, appearing in the Current Report of Lear Corporation on Form 8-K/A dated September 1, 1998, and filed with the Securities and Exchange Commission on November 17, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan
June 19, 2001.